Exhibit 99.1

Amplify Energy Announces First Quarter 2022 Results and Issues Updated Guidance

HOUSTON, May 4, 2022—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the first quarter of 2022 and updated its full-year 2022 guidance.

Key Highlights

●	Southern California Release Incident (the “Incident”) Updates:
o	On April 15, 2022, Amplify received approval for its permanent pipeline repair plan from the Pipeline and Hazardous Material Safety Administration (“PHMSA”)
o	Amplify continues to work cooperatively with all regulatory agencies to secure the remaining required approvals to safely and promptly repair and restart the pipeline
●	During the first quarter of 2022, the Company:
o	Achieved average total production of 20.4 MBoepd
o	Generated net cash provided by operating activities of $9.7 million
o	Delivered Adjusted EBITDA of $24.9 million
o	Generated $14.9 million of free cash flow
●	Appointed Deborah (“Debbie”) G. Adams and Eric T. Greager to the Amplify Board of Directors (the “Board”)
●	As of April 30, 2022, net debt was $197 million, consisting of $215 million outstanding under the revolving credit facility and $18 million of cash on hand
oNet Debt to Last Twelve Months (“LTM”) EBITDA of 2.3x1
●	Updated the Company’s full-year 2022 guidance, increasing expectations for production and Adjusted EBITDA
(1)	Net debt as of April 30, 2022, and LTM EBITDA as of the first quarter of 2022

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “Amplify is off to a strong start in 2022. We are leveraging the current commodity price environment to exceed internal production forecasts, improve price realizations, manage cost inflation and generate substantial free cash flow, all without the benefit of the unhedged oil volumes currently offline at our Beta field. For the remainder of 2022, we anticipate allocating additional capital to high-return workover and non-operated development projects, while remaining focused on generating free cash flow and improving our balance sheet to further drive stockholder value.”

Mr. Willsher continued, “We continue to engage with regulatory agencies in order to obtain the remaining required approvals to expeditiously repair and restart our pipeline and bring the Beta field back online. I’m very pleased to report that we have been making significant progress toward that effort. On April 15th, we received approval from PHMSA for the permanent repair plan and are currently awaiting approval from the Army Corps of Engineers to commence repair operations.”

Southern California Pipeline Incident

For more information and disclosures regarding the Incident, please see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Securities and Exchange Commission (“SEC”).

Board of Director Changes

On April 7, 2022, the Company announced the appointment of Deborah (“Debbie”) G. Adams and Eric T. Greager to the Board. Ms. Adams and Mr. Greager joined the Board following a comprehensive process, conducted with the assistance of a nationally recognized search firm, to complement the Board’s existing credentials and qualifications. Ms. Adams was most recently the Senior Vice President of Health, Safety, and Environmental, Projects and Procurement at Phillips 66. Mr. Greager is the former President, Chief Executive Officer, and Executive Director of Civitas Resources, Inc.

Key Financial Results

During the first quarter of 2022, Amplify generated $24.9 million of Adjusted EBITDA, an increase of approximately $14.1 million from $10.8 million in the prior quarter. The increase in the first quarter was attributable to loss of production income (“LOPI”) insurance payments related to the Incident and higher commodity prices, partially offset by higher cash operating expenses. The Company recognized $17.5 million of LOPI during the quarter, representing four months of LOPI insurance payments. Amplify will continue to recognize LOPI proceeds at the time they are approved by insurers for the remainder of the policy period or until Beta is returned to full production.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was $14.9 million in the first quarter of 2022.

	First Quarter	Fourth Quarter
$in millions	2022	2021
Net income (loss)	$(48.6)	$35.8
Net cash provided by operating activities	$9.7	$7.7
Average daily production (MBoe/d)	20.4	20.8
Total revenues	$111.4	$93.1
Adjusted EBITDA (a non-GAAP financial measure)	$24.9	$10.8
Total capital	$6.9	$3.5
Free Cash Flow (a non-GAAP financial measure)	$14.9	$4.0

Revolving Credit Facility

Beginning in February 2022, the borrowing base under the revolving credit facility has been and will continue to be reduced by $5 million per month until the spring borrowing base redetermination, which is currently underway and expected to be completed in the second quarter of 2022. As of April 30, 2022, the Company’s borrowing base is $230 million.

As of April 30, 2022, Amplify had net debt of $197 million, consisting of $215 million outstanding under its revolving credit facility and $18 million of cash on hand. Net Debt to LTM EBITDA was 2.3x (net debt as of April 30, 2022 and 1Q22 LTM EBITDA).

Corporate Production and Pricing Update

During the first quarter of 2022, average daily production was approximately 20.4 MBoepd, a slight decrease from 20.8 MBoepd in the fourth quarter of 2021. The Company’s product mix for the quarter consisted of 32% crude oil, 18% NGLs, and 50% natural gas.

Total oil, natural gas and NGL revenues in the first quarter were approximately $93.9 million, before the impact of derivatives, compared to $86.3 million in the prior quarter. The Company realized a loss on commodity derivatives of $30.9 million during the quarter, compared to a $34.2 million net loss during the previous quarter.

During the first quarter, Amplify started recognizing certain natural gas revenue deductions as gathering, processing and transportation expenses due to the Company electing to take its gas in-kind in Oklahoma. This resulted in an increase to Amplify’s realized natural gas pricing during the quarter, which was partially offset by increased gathering, processing and transportation expenses.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2022	2021	2022	2021	2022	2021
Average sales price exclusive of realized derivatives and certain revenue deductions	$90.22	$73.47	$41.24	$37.98	$4.93	$5.43
Realized derivatives	(38.30)	(35.35)	—	(3.29)	(1.58)	(2.78)

Average sales price with realized derivatives exclusive of certain deductions from revenue	$51.92	$38.12	$41.24	$34.69	$3.35	$2.65
Certain deductions from revenue	—	—	(1.38)	(2.15)	0.15	(0.21)

Average sales price inclusive of realized derivatives and certain deductions from revenue	$51.92	$38.12	$39.86	$32.54	$3.50	$2.44

Costs and Expenses

Lease operating expenses in the first quarter of 2022 were approximately $32.9 million, or $17.92 per Boe, an increase of approximately $3.5 million compared to $29.4 million, or $15.34 per Boe, in the fourth quarter of 2021. The increase was primarily attributable to increased expense workover projects in Oklahoma, Bairoil and the non-operated Eagle Ford, and higher expenses as a result of inflation across our asset base.

Severance and Ad Valorem taxes in the first quarter were approximately $7.6 million, an increase of $1.1 million compared to $6.5 million in the previous quarter. On a percentage basis, Amplify paid approximately 8.0% of total oil, NGL and natural gas sales revenue in taxes this quarter compared to 7.6% in the previous quarter.

Amplify incurred $8.0 million, or $4.36 per Boe, of gathering, processing and transportation expenses in the first quarter of 2022, compared to $6.1 million, or $3.20 per Boe, in the prior quarter. As noted previously, the increase in the first quarter 2022 is primarily attributable to the Company marketing its own natural gas in Oklahoma, resulting in a reclassification of certain revenue deductions to gathering, processing and transportation expenses.

Due to year-end processes, first quarter cash G&A expenses are typically the highest of the year, and the first quarter cash G&A expenses of $7.1 million was an expected increase of $0.9 million from $6.2 million in the fourth quarter of 2021.

Depreciation, depletion and amortization expense for the first quarter totaled $5.6 million, or $3.07 per Boe, compared to $6.3 million, or $3.31 per Boe, in the prior quarter.

Net interest expense was $2.4 million this quarter, a decrease of $0.4 million from $2.8 million in the fourth quarter of 2021.

Amplify had an effective tax rate of 0% and did not record an income tax expense or benefit for the first quarter of 2022.

Capital Spending Update

Cash capital spending during the first quarter of 2022 was approximately $6.9 million, a $3.4 million increase from $3.5 million in the prior quarter. A majority of the capital expenditures in the first quarter were related to the planned development activity in our Eagle Ford and East Texas assets and accelerated workover activity in Oklahoma to capitalize on current commodity prices.

The following table details Amplify’s capital incurred during the quarter:

First Quarter
2022 Capital
Spend ($ MM)
Oklahoma	$1.9
Rockies (Bairoil)	$0.6
Southern California (Beta)	$0.0
East Texas / Northern Louisiana	$1.7
Eagle Ford (Non-Op)	$2.6
Total Capital Spent	$6.9

Asset Operational Update and Statistics

Oklahoma:

●Production: 548 MBoe; 6.1 MBoepd
●	Commodity Mix: 21% oil, 28 % NGLs, 51% natural gas
●LOE: $5.1 million; $9.36 per Boe
●Capex: $1.9 million

Amplify’s operating strategy in Oklahoma remains focused on prioritizing a stable free cash flow profile and managing production through an active workover program. The workover program is focused on rod-lift conversions and ESP optimizations, which reduce future operating expenses and downtime and generate highly attractive returns in the current pricing environment. During 2022, Amplify expects to further accelerate its workover program and bring additional wells and incremental production online.

Rockies (Bairoil):

●Production: 342 MBoe; 3.8 MBoepd
●	Commodity Mix: 100% oil
●LOE: $13.1 million; $38.37 per Boe
●Capex: $0.6 million

The Company continued its CO2 injection and water-alternating-gas pattern optimization at Bairoil to improve production performance. The first quarter of 2022 delivered strong operational reliability of the production facilities, and the technical team continued extensive evaluation of the reservoir to facilitate these efforts. Amplify intends to continue using new technologies, along with targeted workover activity and well stimulation, to drive further operational improvements and efficiencies.

Southern California (Beta):

●Production: 17 MBoe; 0.2 MBoepd
●	Commodity Mix: 100% oil
●LOE: $6.9 million
●Capex: $0.0 million

As previously disclosed, other than in connection with required regulatory flushing operations to secure and temporarily repair the pipeline, all of the Company’s production and pipeline operations at the Beta field have been suspended. Amplify’s focus remains on obtaining the remaining required regulatory approvals to repair and restart the pipeline as soon as practicable.

East Texas and North Louisiana:

●Production: 5.1 Bcfe; 56.4 MMcfepd (845 MBoe; 9.4 MBoepd)
●	Commodity Mix: 5% oil, 20% NGLs, 75% natural gas
●LOE: $5.6 million; $1.10 per Mcfe ($6.61 per Boe)
●Capex: $1.7 million

Amplify’s East Texas operating strategy continues to focus on prudent management of production by prioritizing high-return workover projects and opportunistically participating in non-operated development opportunities. As previously disclosed, the Company participated in three non-operated development wells that are planned to be brought online in the third quarter of 2022. Amplify is actively pursuing additional opportunities to bolster future free cash flow generation within our asset base.

Non-Operated Eagle Ford:

●Production: 85 MBoe; 0.9 MBoepd
●	Commodity Mix: 73% oil, 13% NGLs, 14% natural gas
●LOE: $2.2 million; $25.33 per Boe
●Capex: $2.6 million

Amplify continues to opportunistically participate in attractive non-operated Eagle Ford development and recompletion projects as they arise.  The Company’s operating partners are currently completing several new development wells in areas where we hold interests, which the Company expects to be brought online during the second quarter of 2022.

2022 Guidance Update

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's updated 2022 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. Due to uncertainty regarding Beta’s restart timeline, the guidance below does not assume Beta returns to production in 2022. Guidance will be updated when additional information is available.

A summary of the guidance is presented below:

	FY 2022E(5)
	Low		High
Net Average Daily Production
Oil (MBbls/d)	5.9	—	6.4
NGL (MBbls/d)	3.4	—	3.8
Natural Gas (MMcf/d)	58.0	—	62.0
Total (MBoe/d)	19.0	—	20.5

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.75)	—	$(4.15)
NGL Realized Price (% of WTI NYMEX)	40%	—	45%
Natural Gas Realized Price (% of Henry Hub)	95%	—	100%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.90	—	$1.00
NGL ($ / Bbl)	$4.00	—	$4.50
Natural Gas ($ / Mcf)	$0.75	—	$0.95
Total ($ / Boe)	$3.50	—	$4.00

Average Costs
Lease Operating ($ / Boe)	$16.50	—	$18.50
Taxes (% of Revenue) (1)	7.5%	—	8.5%
Recurring Cash General and Administrative ($ / Boe) (2)	$3.40	—	$3.75

Adjusted EBITDA ($ MM) (3)	$85	—	$110
Cash Interest Expense ($ MM)	$10	—	$15
Capital Expenditures ($ MM)	$25	—	$35
Free Cash Flow ($ MM) (4)	$45	—	$65

(1) Includes production, ad valorem and franchise taxes

(2) Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation

(3) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of Adjusted EBITDA, a non-GAAP measure

(4) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of free cash flow, a non-GAAP measure

(5) Excludes production from our Southern California (Beta) asset

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for April 2022 through December 2023, as of May 4, 2022:

	2022	2023
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	695,000
Weighted Average Fixed Price ($)	$2.56

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	775,000	1,000,000
Weighted Average Ceiling Price ($)	$3.44	$5.33
Weighted Average Floor Price ($)	$2.56	$3.32

Oil Swaps:
Average Monthly Volume (Bbls)	61,667	55,000
Weighted Average Fixed Price ($)	$49.17	$57.30

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	20,000
Weighted Average Ceiling Price ($)	$68.31
Weighted Average Floor Price ($)	$58.75

Three-way collars
Average Monthly Volume (Bbls)	89,000	30,000
Weighted Average Ceiling Price ($)	$55.55	$67.15
Weighted Average Floor Price ($)	$42.92	$55.00
Weighted Average Sub-Floor Price ($)	$32.58	$40.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the year ended March 31, 2022, which Amplify expects to file with the SEC on May 4, 2022.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify's website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (800) 489-9479 at least 15 minutes before the call begins and providing the Conference ID: 6891368. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 6891368.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the oil incident that occurred off the coast of Southern California resulting from the Company’s pipeline operations at the Beta field, the Company’s evaluation and implementation of strategic alternatives; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs, including further or sustained declines in commodity prices; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including escalating tensions between Russia and Ukraine and the potential destabilizing effect such conflict may pose for the European continent or the global oil and natural gas markets; the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing; and the occurrence or threat of epidemic or pandemic diseases, including the COVID 19 pandemic, or any government response to such occurrence or threat. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-K and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow and net debt. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2022	December 31, 2021
Revenues:
Oil and natural gas sales	$93,872	$86,269
Other revenues	17,561	6,784
Total revenues	111,433	93,053

Costs and Expenses:
Lease operating expense	32,920	29,353
Pipeline incident loss	580	1,599
Gathering, processing and transportation	8,010	6,131
Exploration	16	25
Taxes other than income	7,553	6,542
Depreciation, depletion and amortization	5,635	6,332
General and administrative expense	7,771	5,886
Accretion of asset retirement obligations	1,720	1,693
Realized (gain) loss on commodity derivatives	30,943	38,215
Unrealized (gain) loss on commodity derivatives	62,461	(40,915)
Other, net	19	(62)
Total costs and expenses	157,628	54,799
Operating Income (loss)	(46,195)	38,254

Other Income (Expense):
Interest expense, net	(2,441)	(2,772)
Other income (expense)	22	269
Total Other Income (Expense)	(2,419)	(2,503)
Income (loss) before reorganization items, net and income taxes	(48,614)	35,751

Reorganization items, net	—	—
Income tax benefit (expense)	—	—
Net income (loss)	$(48,614)	$35,751

Earnings per share:
Basic and diluted earnings (loss) per share	$(1.27)	$0.94

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2022	December 31, 2021
Oil and natural gas revenue:
Oil Sales	$52,374	$43,109
NGL Sales	13,481	12,512
Natural Gas Sales	28,017	30,648
Total oil and natural gas sales - Unhedged	$93,872	$86,269

Production volumes:
Oil Sales - MBbls	581	586
NGL Sales - MBbls	338	350
Natural Gas Sales - MMcf	5,511	5,864
Total - MBoe	1,837	1,913
Total - MBoe/d	20.4	20.8

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$90.22	$73.47
NGL - per Bbl	$39.86	$35.83
Natural gas - per Mcf	$5.08	$5.23
Total - per Boe	$51.10	$45.09

Average unit costs per Boe:
Lease operating expense	$17.92	$15.34
Gathering, processing and transportation	$4.36	$3.20
Taxes other than income	$4.11	$3.42
General and administrative expense	$4.23	$3.08
Depletion, depreciation, and amortization	$3.07	$3.31

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	March 31, 2022	December 31, 2021
Assets
Cash and Cash Equivalents	$15,605	$18,799
Accounts Receivable	91,932	91,967
Other Current Assets	14,500	15,018
Total current assets	$122,037	$125,784

Net Oil and Gas Properties	$322,078	$320,285
Other Long-Term Assets	12,015	9,031
Total assets	$456,130	$455,100

Liabilities
Accounts Payable	$26,578	$33,819
Accrued Liabilities	53,896	57,826
Other Current Liabilities	125,749	73,518
Total current liabilities	$206,223	$165,163

Long-term debt	$225,000	$230,000
Asset Retirement Obligation	104,118	102,398
Other Long-Term Liabilities	33,792	22,380
Total liabilities	$569,133	$519,941

Shareholders' Equity
Common Stock & APIC	$425,900	$425,448
Warrants	4,788	4,788
Accumulated Earnings (Deficit)	(543,691)	(495,077)
Total Shareholders' Equity	$(113,003)	$(64,841)

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2022	December 31, 2021
Net cash provided by (used in) operating activities	$9,719	$7,682
Net cash provided by (used in) investing activities	(7,847)	(6,175)
Net cash provided by (used in) financing activities	(5,066)	(52)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2022	December 31, 2021
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$9,719	$7,682
Changes in working capital	11,373	(5,930)
Interest expense, net	2,441	2,772
Gain (loss) on interest rate swaps	557	220
Cash settlements paid (received) on interest rate swaps	214	487
Amortization of gain associated with terminated commodity derivatives	—	3,960
Amortization and write-off of deferred financing fees	(133)	(133)
Exploration costs	16	25
Acquisition and divestiture related costs	5	—
Plugging and abandonment cost	19	72
Pipeline incident loss	580	1,599
Other	122	90
Adjusted EBITDA:	$24,913	$10,844

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$24,913	$10,844
Less: Cash interest expense	3,125	3,414
Less: Capital expenditures	6,870	3,451
Free Cash Flow:	$14,918	$3,979

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2022	December 31, 2021
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(48,614)	$35,751
Interest expense, net	2,441	2,772
Depreciation, depletion and amortization	5,635	6,332
Accretion of asset retirement obligations	1,720	1,693
(Gains) losses on commodity derivatives	93,404	(2,700)
Cash settlements received (paid) on expired commodity derivative instruments	(30,943)	(38,215)
Amortization of gain associated with terminated commodity derivatives	—	3,960
Acquisition and divestiture related costs	5	—
Share-based compensation expense	640	(298)
Exploration costs	16	25
Loss on settlement of AROs	19	(62)
Bad debt expense	10	(13)
Pipeline incident loss	580	1,599
Adjusted EBITDA:	$24,913	$10,844

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$24,913	$10,844
Less: Cash interest expense	3,125	3,414
Less: Capital expenditures	6,870	3,451
Free Cash Flow:	$14,918	$3,979